            Exhibit 10.1

MASTER RESELLER/VENDOR LICENSE AGREEMENT

Terms and Conditions

This Agreement ("Agreement") is entered into by and between Code2Action, Inc. ("C2A" or "Code2Action, Inc.") a corporation organized and existing under the laws of the State of Delaware, with a Massachusetts office located at 45 Central Street, Second Floor, Peabody, MA 01960,  and The Peer to Peer Network, a company organized and existing under the laws of Nevada and maintaining its principal place of business at 2360 Corporate Circle, Suite 400, Henderson, NV 89074-7722, (referred to herein as  "PTP" or "Vendor"), in consideration of the mutual promises and covenants contained herein.  This agreement shall be effective as of this date, May 29, 2015.

WHEREAS, Code2Action, Inc. is a developer, owner and licensor of certain software for internet web-based mobile business card networking services; and
WHEREAS, Vendor is engaged in the business of marketing and selling internet web-based services; and
WHEREAS, the parties desire that Vendor, on the terms and conditions set out herein, shall serve as anexclusive Vendor of Code2Action, Inc. Proprietary mobile business card "C2A MobiCard" products in the geographical area of USA (the "Territory") and the following vertical market(s) N/A (the "Designated Market");
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:
1. SERVICES & APPOINTMENT. Code2Action, Inc. will provide the services set forth in this agreement.  Code2Action, Inc. will use commercially reasonable efforts to provide a secure transmission of customer data to and from the Code2Action, Inc. database located on Code2Action, Inc. Internet computer network. The services and all related software and intellectual property are hereinafter referred to as the "Services."  Code2Action, Inc. hereby appoints Vendor, and Vendor hereby accepts appointment, as Code2Action Inc.'s exclusive reseller of the Services in the Territory during the term of this Agreement.  The Vendor hereby acknowledges that activation of the Services from C2A database system normally takes up 5 to 7 business days, but may take longer, and C2A makes no promise or warrant as to how long it may take for activation of its database system to occur.

2. FEES & DUTIES.  Any monies due from the commissions to Vendor from Code2Action, Inc. shall be calculated by the Code2Action, Inc., system and paid out to the Vendor on the next upcoming monthly billing cycle.  The Commission earned shall be equal to thirty three and one third percent (33.33%) of all revenue generated by Vendor based on Code2Action, Inc., retail pricing at the then-current list prices, which prices may change from time to time on thirty days written notice to Vendor.

2.1 Buyout/Merger. In the event Code2Action, Inc., is involved in a merger and/or acquisition, buyout or asset sale by another entity, then under such event(s), any and all commissions then presently due will continue and be paid to Vendor for the then remaining annual term of this Agreement, and then this Agreement shall terminate at the end of the last current annual period automatically without need for formal notice as referenced in Section 11 herein.

2.2 Audit Rights.  Vendor agrees to allow C2A to examine its records to determine compliance or noncompliance with this Agreement.  Any examination will be conducted only by an authorized representative of C2A, such representative to be a qualified third party and will occur during regular business hours at Vendor's offices and will not interfere unreasonably with Vendor's business activities. A regional or national Certified Public Accounting firm or a law firm will automatically be deemed to be a qualified third party. Examinations will be made no more frequently than twice per contract year, and C2A will give Vendor ten (10) business days or more prior written notice of the date of the examination and the name of Vendor's authorized representative who will be conducting the examination.  The audit will be conducted at C2A's expense unless the results of such audit establish that inaccuracies in the quarterly reports have resulted in underpayment to C2A of more than (5%) of the amount due in any quarter, in which case Vendor shall pay within 30 days all amounts due and bear the expenses of the audit. In the event a second instance of a more than a 5% underpayment is discovered, Vendor, at its option, will have the right to terminate the Agreement for cause with 15 days' notice, in addition to any other rights Vendor may have hereunder or at law.   In the event a 5% underreporting is found, the examiner will give C2A an examination report containing the type of error(s), number of customers affected and the dollar amount. If it is discovered that the Vendor has distributed the product through unauthorized agents or other third parties, the names of such agents, or third parties may be revealed to C2A.

3. VENDOR'S GENERAL OBLIGATIONS.
3.1	Distribution Rights. Vendor shall be C2A's exclusive reseller of its services in the Designated Market in the Territory under the terms hereof & identify itself in the market place as a "Code2Action, Inc. authorized reseller".
3.2	Marketing. Vendor shall be responsible for the promotion and marketing of the Services and any related products. Vendor will use its best efforts to further the interests of C2A and to maximize the markets for the Products in the Territory, including all local advertising. Furthermore, Vendor shall use due diligence in safeguarding the interests of C2A and shall keep C2A informed of its activities as well as market conditions within the Territory.
3.3	Pricing. Pricing of the Services and any related products to customers shall be at the discretion of C2A as set forth in Schedule B attached hereto.
3.4	End-User License Agreements and Evaluation Agreements. (a) Vendor shall be responsible for entering into a binding end-user license agreement with a prospective customer ("EULA"), which complies in all respects with the language, copyright and other laws of the country of distribution. The terms and conditions of the EULA, including but not limited to the warranties, limitations of liability and grant of license, and intellectual property provisions, shall be at least as restrictive as C2A's standard terms and conditions, a current example of which is attached hereto as Schedule A, and shall specify (i) that Vendor shall assume sole liability vis-à-vis the Customer for product performance; and (ii) that C2A shall be a third-party beneficiary of the EULA. Vendor shall maintain a copy of the EULA for each Customer, and shall, promptly following execution of such agreements, provide C2A with a copy. (b) If Vendor wishes to provide a prospective Customer with a copy of the Products for the sole purposes of evaluation, Vendor may do so only under the terms of a binding agreement with the prospective Customer that (i) disclaims all performance warranties; (ii) is for a term of no more than 30 days, (iii) limits use to evaluation only, and (iv) is free of charge.

3.5	Enforcement of End User License Agreement and Evaluation Agreement. If Vendor learns of any breach of a EULA or Evaluation Agreement that could damage C2A (or its third party licensors), Vendor shall take prompt, commercially reasonable corrective action at its expense to remedy the breach and/or obtain all other appropriate relief and shall, in addition, immediately notify C2A in writing of the breach and corrective action taken. The execution of these duties by Vendor shall not preclude C2A from also taking corrective action. In addition, if a breach of an EULA or an Evaluation Agreement occurs that would, in C2A's opinion, result in irreparable harm to C2A (and/or its third party licensors) unless injunctive or other equitable relief is granted to restrain the violation, Vendor shall, as requested by C2A, either (i) use its best efforts to obtain such equitable relief as promptly as reasonably possible or (ii) assign its rights under the EULA or Evaluation Agreement to C2A to permit C2A to seek such equitable relief. Vendor's foregoing obligations to enforce the EULAs or Evaluation Agreements as necessary to protect the interest of C2A and its third party licensors shall survive expiration or termination of this Agreement.

3.6	Compliance with Laws. At all times, Vendor shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement. Vendor shall indemnify C2A for any costs, expenses, injury and damage caused to C2A as a result of Vendor's failure to comply with applicable laws, rules, ordinances, decrees and regulations.
3.7	Other Obligations. Vendor shall have the following specific obligations with respect to the marketing and distribution of Products:
3.7.1	To use its best efforts to further the promotion, marketing, license and distribution of Services and related products, including taking the necessary actions to protect against improper copying
3.7.2	To promptly respond to all inquiries from prospective customers, including complaints, process all orders and affect all shipments of Services and related products; and
3.7.3	To keep C2A fully informed in writing on a weekly basis of all inquiries and orders received by Vendor from prospective customers.
•	To provide C2A with a quarterly revenue forecast for each upcoming quarter.

3.8	Competing Products. Unless otherwise agreed in writing, during the term hereof, Vendor shall not adapt, manufacture, sell, rent, distribute, market, promote or solicit the sale of any product in the Territory which is competitive with the Services and related products without prior written consent from C2A.
3.9	Customer Satisfaction. The Services and any related products are technically complex and require high-quality, individualized pre-marketing and post-marketing support. This support is necessary to achieve and maintain high Customer satisfaction. Vendor agrees that high Customer satisfaction is a condition of its continued authorization by C2A. Vendor agrees that it will not market and sell the products in geographical areas where it does not have the ability to support them. In addition, in order to help ensure high Customer satisfaction, Vendor agrees:
·	To report to C2A promptly and in writing all suspected and actual problems with any of the Services and any related products;
·	To maintain a shipment report identifying the Customer, the Product sold, the date of sale, and the quantities of the Services and any related products sold;
·	To retain all shipment reports for three (3) years after the date of sale, and assist C2A, upon request, in tracing a product to a customer in distributing critical product information, or in discovering unauthorized marketing or infringing acts;
·	To conduct business in a manner that reflects favorably at all times on the products, goodwill and reputation of C2A;
·	To avoid deceptive, misleading or unethical practices that may be adverse to C2A;
·	To refrain from making any false or misleading representations with regard to C2A and/or its Services and any relatedproducts; and
·	To refrain from making any representations, warranties or guarantees to customers with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by C2A.

4.            C2A'S GENERAL OBLIGATIONS.
4.1	Services. The Services and any related products shall be the most recent version distributed by C2A. Vendor acknowledges that the Services and any related products are protected by copyright and may be reproduced or translated only as permitted in this Agreement.
4.2	Marketing Materials. C2A agrees to provide, upon request, internally developed marketing communications materials via electronic media in the English language for translation and duplication, as appropriate, to Vendor.
4.3	Compliance with Laws. At all times, C2A shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement.
5. GUARANTY.  If Vendor has been unable to utilize the services provided by Code2Action, Inc. for any reason that is the fault of Code2Action, Inc., Vendor shall have the right to cancel all services provided by Code2Action, Inc., and Code2Action, Inc. will provide to Vendor a full refund of all monies previously paid to Code2Action, Inc. to Vendor for the period that services were not provided. Should Vendor choose to cancel service and seek a refund, Vendor must provide written notice to Code2Action, Inc. within thirty (30) days prior to the completion of the termination date of this Agreement.  Said notice must include a detailed basis for the cancellation.

6. LICENSE & RESTRICTIONS.  (a) Code2Action, Inc. hereby grants Vendor anexclusive, non- transferable license to access and use the Services at Vendor's place of business. Vendor is prohibited from reselling, loaning or otherwise sharing the Services or divulging any related confidential information including, but not limited to passwords or instructional manuals. Except as expressly permitted in this Section, Vendor may not use, reproduce, transfer, share, sublicense or transmit the Services in any form or by any means without the prior written consent of Code2Action, Inc. Vendor further agrees not to modify, translate, transform, decompile, reverse engineer, disassemble, or otherwise determine or attempt to determine source code from the Services or related software, or to permit or authorize a third party to do so. Title to the Services, and all related software, technical know-how, and intellectual property rights therein are and shall remain the exclusive property of Code2Action, Inc. Vendor shall not take any action to jeopardize, limit or interfere in any manner with Code2Action, Inc.'s. Ownership of, and rights with respect to any licensed software and/or Services

(b) Vendor acknowledges and agrees that, as between Vendor and Code2Action, Inc., Vendor is responsible for compliance with all federal, state or other applicable laws governing the use of the Services, including but not limited to laws applicable to direct marketing and privacy. Vendor further acknowledges and agrees that Code2Action, Inc. merely provides a routine conveyance," as that term is defined in 15 U.S.C. § 7702 (CAN SPAM Act), in connection with the transmission of any electronic mail messages on behalf of Vendor in connection with the Services. Vendor also agrees to comply with Code2Action, Inc.'s polices and rules for use of the Services, including its e-mail transmission services, as made available to Vendor and as amended by Code2Action, Inc. from time to time in its sole discretion.

(c) In exchange for payment of the fees referenced herein, and subject to all the other terms and conditions of this Agreement, Code2Action, Inc.  grants to Vendor use of this anexclusive and non-transferable right and license during the term of this Agreement in the Territory and with respect to the Designated Market only:  in order to(i) To market, promote, advertise, sell and distribute the Services directly to customers;  (ii) to market, promote, advertise, sell and perform support and maintenance services related to the Products only under Vendor's own name and not as a subcontractor of Code2Action, Inc.; (iii) to use one copy of the Services to provide demonstrations to prospective customers, so long as such copy is at all times under the control of Vendor and not left with the prospective customer.  Vendor shall not (a) modify the Services or create derivative works thereof; (b) merge the Services with other software; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Service; (d) otherwise use, copy or distribute Code2Action Inc.'s intellectual property and the Services except as expressly allowed hereunder.

7. INTELLECTUAL PROPERTY RIGHTS. It is the intent of the parties that Code2Action, Inc. shall own the Services, as well as all patents, copyrights, trademarks, trade secrets and other intellectual property rights associated with or appurtenant to the Services. Neither Vendor, nor any of its subsidiaries, affiliates, agents, or employees shall have any right to use the Services other than for the purposes set forth herein. In all cases, the Services are and shall remain the sole and exclusive property of Code2Action, Inc. Vendor covenants and agrees to take no action nor commit any omission that would be adverse to the sole and exclusive ownership of Code2Action, Inc. of the Services.  Code2Action, Inc. and its suppliers retain the ownership of all right, title and interest in and to the Services and any related products, documentation, trademarks, and all patents, copyrights and other proprietary rights therein, and Vendor shall acquire no rights therein except as expressly set forth in this Agreement.

d) Code2Action, Inc. shall own all rights, title and interest in all developments of and enhancements to the Services and any related products. If Vendor, its subsidiaries, affiliates, employees or any third parties obtain any rights of ownership in or use of the Services through operation of applicable law or otherwise, Vendor agrees to and hereby transfers, grants, conveys, assigns and relinquishes exclusively to Code2Action, Inc. any and all right, title and interest it has or may acquire in the Services under patent, copyright, trade secret, trademark or other law relating to intellectual property in perpetuity or for the longest period otherwise permitted by law.

e) In connection with Vendor's activities authorized pursuant to this Agreement, Vendor is granted a non-transferable, exclusive right to use the intellectual property described above in accordance with instructions given from time to time by Code2Action, Inc. and Vendor shall not attach any additional trademarks, service marks, or trade names to any products and/or services and shall not use Code2Action Inc.'s trademarks as part of Vendor's trademarks, service marks or trade names or in any other manner that would tend to imply that Vendor has an affiliation with Code2Action, Inc. other than as set forth in this Agreement.

8. CONFIDENTIALITY. a) Vendor acknowledges that the Services are the trade secrets of Code2Action, Inc.

b) Each party agrees to use good faith efforts and at least the same care that it uses to protect its own confidential information of like importance, but in no event less than reasonable care, to prevent unauthorized dissemination or disclosure of the other party's confidential information both during and after the Term of this Agreement (including without limitation, the Services). In addition, each party shall use the other party's confidential information solely as necessary for the performance of this Agreement. Confidential information will include, but is not necessarily limited to (i) non-public financial information concerning either party; (ii) information concerning either party's product line (both current and planned), research, development, Vendors, and pricing and marketing plans, unless and until publicly announced; and (iii) any information designated as confidential in writing at or prior to disclosure.

c) Except as required by law, Code2Action, Inc. will not disclose to any non-affiliated third party any non-public individually identifiable Vendor data received from Vendor without Vendor's prior approval. Code2Action, Inc. shall maintain at all times during the Term appropriate and reasonable safeguards to protect such individually identifiable Vendor data using measures no less rigorous than those used to protect Code2Action, Inc. own Vendors' individually identifiable data.

d) The restrictions in this Section 5 Confidential Information shall not apply to information which: (i) has become publicly known without breach of this Agreement or any other confidentiality obligation by the receiving party; (ii) has been given to the receiving party by a third party with a legal right to so disclose; (iii) was known to the receiving party at the time of disclosure as evidenced by its written records; (iv) was independently developed by the receiving party without reference to the other party's confidential information; or (v) is necessary to establish the rights of either party under this Agreement; or must be disclosed by the receiving party to comply with any requirement of law or order of a court or administrative body (provided that the receiving party will endeavor to notify the disclosing party of the issuance of such order and reasonably cooperate, at disclosing party's expense, in its efforts to convince the court or administrative body to restrict disclosure).

e) At C2A's request, Vendor shall cooperate fully with C2A in any and all legal actions taken by C2A to protect its rights in the Products and in the C2A confidential information.

9. LIMITED WARRANTY; LIMITATION OF LIABILITY. a) CODE2ACTION, INC. PROVIDES THE SERVICES AND SOFTWARE "AS IS "AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, ORAL, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY, INCLUDING, BUT NOT LIMITED TO, THE QUALITY, COMPLETENESS, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. b) CODE2ACTION, INC. SHALL NOT BE LIABLE TO VENDOR OR ANY OTHER PARTY FOR INJURY TO ANY PERSON OR PROPERTY WHATSOEVER RESULTING FROM THE USE OF OR INABILITY TO USE THE SERVICES OR SOFTWARE OR FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR OTHER DAMAGES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR RELATING TO THE SERVICE FOR SOFTWARE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. SPECIFICALLY, CODE2ACTION, INC. SHALL NOT BE RESPONSIBLE FOR ANY LOST PROFITS OR REVENUE, OR COSTS, INCLUDING, BUT NOT LIMITED TO, THOSE INCURRED AS A RESULT OF LOSS OF USE OF THE SERVICES OR SOFTWARE, LOSS OF DATA, BUSINESS INTERRUPTION. COST OF RECOVERING SOFTWARE OR DATA, COST OF SUBSTITUTE SOFTWARE OR DATA. OR OTHER SIMILAR COSTS. IN NO EVENT SHALL CODE2ACTION, INC.'S TOTAL LIABILITY OF ANY KIND, REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT, EXCEED THE TOTAL AMOUNT PAID TO CODE2ACTION, INC. UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE CLAIM.

10. INDEMNIFICATION. a) Vendor assumes sole responsibility for all use of the Services and agrees to indemnify, defend and hold Code2Action, Inc. and its affiliates, and its and their respective officers, directors, employees, agents and representatives harmless from and against any and all claims, causes of action, suits, proceedings, demands, damages, costs, expenses and liabilities of any kind whatsoever, including (without limitation) legal expenses and reasonable attorneys' fees, from third parties ("Claims"), arising out of or in any way related to (i) Vendor's use of the Services, including without limitation the use or inability to use the same, or any errors or omissions in the same, or (ii) any breach by Vendor of this Agreement. b) If a preliminary or final judgment shall be obtained against Vendor's use of the Services by reason of a Claim that the Services infringe or misappropriate the intellectual property rights of a third party or if the Services are likely to become the subject of such a Claim, Code2Action, Inc. shall at its option and expense either procure for Vendor the right to continue to use the Services as provided in this Agreement, or replace or modify the Services with a version of Services that is non-infringing, but performing substantially similar functions. In the event that neither of the foregoing options is commercially reasonable in the sole judgment of Code2Action, Inc.  Further, Code2Action, Inc. shall cease providing the Services to Vendor and refund to Vendor any license fees hereunder paid by Vendor to Code2Action, Inc. for the remainder of the Term. THE RIGHTS AND OBLIGATIONS IN THIS SECTION 7(b) ARE CODE2ACTION, INC. 'S SOLE AND EXCLUSIVE OBLIGATIONS, AND VENDOR'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO ANY INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION.

11. TERMS AND TERMINATION.  Except as otherwise outlined and detailed in Section 2.1 herein as to termination of this Agreement:  The term of this Agreement shall commence upon acceptance herein as of the date shown in the introductory recital paragraph on page 1 herein and shall continue for a period of One (1) year thereafter.  This Agreement shall renew automatically for a subsequent new annual period of a year UNLESS either party issues written notice of termination of this Agreement to the other prior within fourteen (14) days prior to such annual renewal date;
 ii) Either party may terminate this Agreement immediately for any breach of this Agreement by the other party that is not cured within thirty (30) days after receipt of written notice of the breach from the non-breaching party; provided however, such cure period shall not apply if Vendor is in breach of Section 3 License; Restrictions of this Agreement, or if either party is in breach of Section 5 Confidentiality, and further provided, however, that the cure period for the breach of an obligation to pay fees when due shall be ten (10) days.  Code2Action, Inc. may terminate this Agreement at any time without cause upon sixty (60) days written notice to Vendor.  iii) This Agreement shall be immediately terminated upon the dissolution or bankruptcy of Vendor, the filing of a bankruptcy petition by or against Vendor or a general arrangement or assignment by Vendor for the benefit of creditors. iv) Following expiration or termination of this Agreement for any reason, all rights and licenses granted herein shall terminate and Vendor shall immediately cease use of and certify to Code2Action, Inc. that it has destroyed all copies of the Services and related software. v) Termination or expiration of this Agreement for any reason shall not release any party from any liabilities or obligations set forth in this Agreement that by their nature would be intended to be applicable following any such termination or expiration. vi) Code2Action, Inc. reserves the right to suspend the Services or terminate this Agreement in the event that a payment due remains unpaid three (3) business days after the ten (10) day failure to cure payment period has expired and Vendor has not made sufficient payment due.

12. INJUNCTIVE RELIEF. Each party acknowledges that the Services are unique property, and that the unauthorized use or disclosure thereof shall cause Code2Action, Inc. irreparable harm that could not be adequately compensated by monetary damages. Accordingly, in addition to any other remedies available to it at law or in equity, Code2Action, Inc. will be entitled to injunctive relief to enforce the terms of this Agreement, including to prevent any actual or threatened unauthorized use or disclosure of confidential information or the Services.

13. GOVERNING LAW; DISPUTE RESOLUTION.
a) This Agreement will be construed in accordance with and governed by the laws of the State of Massachusetts, without regard to principles of conflicts of law. Any disputes arising out of this Agreement shall conform to the dispute resolution process described herein.  Any dispute as to the enforcement of the arbitration/ADR provisions hereunder shall be brought in Essex County Superior Court within the Commonwealth of Massachusetts, or the Federal District Court located in Boston, Massachusetts.  The parties further agree not to disturb such choice of forum, and if not resident in such state, waive the personal service of any and all process upon them, and consent that such service of process may be made by certified or registered mail, return receipt requested, addressed to the parties as set forth herein.

b) Any dispute or claim arising hereunder shall be submitted to binding arbitration in Suffolk or Essex County, Massachusetts, and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and the parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The parties hereunder further agree that: (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statutes of limitations; (ii) the appointed arbitrator must be practicing lawyer or former/retired judge in good standing at law with at least ten (10) years of relevant experience in the substantive area of this Agreement; (iii) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter. c) In any action, arbitration, or other proceeding by which one party either seeks to enforce its rights under the Agreement, or seeks a declaration of any rights or obligations under the Agreement, the prevailing party will be entitled to reasonable attorney's fees and reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment. In addition, if Vendor or Vendor's account is referred to an attorney or collection agency for collection, Vendor will pay for all collection fees, costs and expenses incurred by Code2Action, Inc., including attorneys' fees and fees of collection agencies.

14. GENERAL.
a) Press Releases. Code2Action, Inc. may issue press releases and other marketing and promotional material describing the relationship created by this Agreement. Vendor shall have thirty (30) days to review such material prior to its release. Code2Action, Inc. may use specific information previously reviewed for public release by Vendor, without further approval.

b) Notices. All notices and other communications to each party must be in writing and sent to the party at the address specified in this Agreement or to such alternative address as either party may furnish in writing to the other from time to time. Unless otherwise agreed, notice shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail, or (iv) upon verification of receipt via facsimile.

c) Force Majure. Neither party shall be liable or deemed to be in default for any delays or failure in performance resulting directly or indirectly from any cause or circumstances beyond its reasonable control, including but not limited to acts of God, extreme and severe weather and/or natural disaster, war or warlike conditions, terrorism, riot, embargoes, acts of civil or military authority, fire, flood, accidents, strikes or labor shortages, sabotage, Internet failure, transportation facilities shortages, fuel or materials or for failures of equipment, telecommunications facilities or third party software programs.

d) Severability. If any term or condition hereof is found by a court or administrative agency to be invalid or unenforceable, the remaining terms and conditions hereof shall remain in full force and effect and shall be enforceable to the maximum extent permitted by law, and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

e) Waiver. The failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision or of the right to enforce it at a later time. A party's remedies set forth herein are not exclusive and are in addition to any and all other remedies available at law or in equity, none of which shall be deemed as waived by virtue of a party's exercise of any other remedy.

f) Entire Agreement. This Agreement and related exhibits and attachments represent the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings. There are no representations, warranties, promises, covenants or undertakings, except as described herein.

g) Service Enhancements. Code2Action, Inc. reserves the right to add or delete programs or services as part of our continued enhancement of the Services. Code2Action, Inc. will give Vendor thirty (30) days' notice of any such changes and any fee increases or decreases related thereto.

h) Amendment. Except where otherwise provided herein, this Agreement may not be amended or otherwise modified, changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing, executed by both parties.

i) Assignment. Vendor may not sell, mortgage, assign or otherwise transfer this Agreement or any of its rights or obligations hereunder to any other person or entity, without the express written consent of C2A.  Vendor shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of C2A.  Any prohibited assignment shall be null and void.  C2A may transfer its rights and obligations hereunder to any company or other legal entity that is controlled by, controls or is under common control with C2A. This Agreement shall inure to the benefit of and shall be binding on the successors and permitted assigns of the parties.

j) Aggregate Reports. Notwithstanding anything to the contrary contained in this Agreement, Code2Action, Inc. may track, analyze, and/or create reports related to aggregate activity in connection with Vendor's use of the Services and share such information with its affiliated companies. Code2Action, Inc. and such companies may utilize such information to create, market, and sell products and services. Vendor has the right to grant Code2Action, Inc. and such companies the foregoing rights.

k) Independent Contractors. The relationship of the parties will be that of independent contractors. Neither of the parties will have, and will not represent that it has, any power to bind the other or to create any obligation on behalf of the other. Nothing stated in this Agreement shall be construed as constituting or as creating the relationships of employer/employee, fiduciary, principal/agent, partnership, joint venture or representative of the other.  This Agreement does not make either party a franchisee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

l) Third Party Beneficiaries. This Agreement is not intended to benefit any third party and the parties do not intend to create any third party beneficiary rights under this Agreement.

m) Precedent. The preprinted terms and conditions of any purchase order or other document issued by Vendor in connection with this Agreement shall not be binding on Code2Action, Inc. and shall not be deemed to modify this Agreement.

n) Ownership of Data:  Databases collected via text, web, or paper are the sole and exclusive property of Vendor.  This data can be downloaded and used by Vendor only, and cannot be sold, transferred, used, or disseminated by any other party without the express written permission from Vendor.

o) Counterparts.  This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.  Any translation of this Agreement into any other language shall be for convenience purposes only and shall not be binding on any party.

p) Each party acknowledges participation in the negotiation of this Agreement, and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court, arbitrator or other authority by reasons of such party having or being deemed to have structured or drafted such provision.

q) Any material breach of this Agreement, the non-breaching party may be entitled to reasonable attorneys' fees and its costs/expenses incurred in the enforcement of this Agreement.

r) The parties shall advise & notify the other of any change of address or contact information within a reasonable time of any such change.

IN WITNESS WHEREOF; the undersigned parties have caused this Agreement to be accepted by their duly authorized representative.

ACCEPTED & AGREED:

VENDOR: Peer to Peer Network,

/s/ Marc Lasky
NAME/TITLE:      Marc Lasky / Chief Executive Officer
ADDRESS:                  Peer to Peer Network
2360 Corporate Circle, Suite 400
Henderson, NV  89074-7722

CODE2ACTION, INC.

e signature/ Christopher Esposito/
NAME/TITLE:      Christopher Esposito/Chief Executive Officer
ADDRESS:                  Code2Action, Inc.
45 Central Street, Second Floor
Peabody, MA 01960

C2A MASTER RESELLER/VENDOR LICENSE AGREEMENT- Schedule A

Terms of Use
This web based mobile business card networking Mobicard® system (the "System") is owned and operated by Code2Action, Inc. (referred to herein as either one of the following: "we", "Code2Action, Inc.", "us" and "our"). Any and all use of the System is subject to the following terms and conditions (this "Agreement"). To become eligible to use our System and related services under this Agreement, , and as further noted in more detail herein, you must review and accept the terms of this Agreement by clicking on the "I Accept" button or other mechanism provided.
CONSENT:
PLEASE READ THESE TERMS OF USE CAREFULLY BEFORE USING THIS SYSTEM.  BY VISITING OR USING THIS SYSTEM, YOU AGREE TO THESE TERMS OF USE. IF YOU DO NOT ACCEPT THESE TERMS OF USE, DO NOT USE THIS SYSTEM. ONCE ACCEPTED THIS AGREEMENT BECOMES A BINDING AND ENFORCEABLE LEGAL COMMITMENT.
You acknowledge that these Terms of Use are supported by reasonable and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Without limiting the generality of the foregoing, you acknowledge that such consideration includes your use of the System and receipt of data, materials and information available at or through the System, the possibility of our use or display of your Submissions (as defined below) and the possibility of the publicity and promotion from our use or display of your Submissions. If you have any questions, please contact us at via mail, email or phone at the numbers and addresses reflected at the end of this Agreement.
ADDITIONAL TERMS:
Note that special terms apply to some services offered on the System, such as subscription-based services, product purchases, and rules for particular contests or sweepstakes or other features or activities. These terms are posted in connection with any such applicable service and are in addition to these Terms of Use.  In the event of any conflict such additional terms shall prevail over these Terms of Use.

MODIFICATION:
We reserve the right to modify or otherwise update these Terms of Use at any time and you agree to be bound by such modifications, updates and revisions. During the initial registration, and periodically thereafter, each Free Mobicard® user shall be required to click "Accept" for the Terms of Use thus acknowledging and consenting to its contents. Additionally, any future material revisions to this Terms of Use will require an additional "Accept" to the terms of an updated Policy prior to re-entry into the system.
You should visit the Terms of Use page from time to time www.freemobicard.com to review the current terms. We may change the System or delete Content (as defined below) or features of this System at any time, in any way, for any or no reason at our discretion.

COPYRIGHT:
All information, materials, functions and other content (including Submissions as defined below) provided on this System (collectively "Content"), such as text, graphics, logos, images, button icons, audio recordings, video recordings, data compilations, etc., is our property or the property of our licensors, and is protected by United States and international copyright laws, and other intellectual property laws and protections as applicable. The compilation, collection, arrangement, and assembly of all content on this System are our exclusive property and are protected by United States and international copyright laws, and other intellectual property laws and protections as applicable. All software used on this System is the property of Code2Action, Inc. or its software suppliers and protected by United States and international copyright laws, and other intellectual property laws and protections as applicable. Except as stated herein or as otherwise provided in an express authorization from us, no material from the System may be copied, reproduced, republished, uploaded, posted, transmitted or distributed in any way. Any unauthorized use of any material contained in this System is strictly prohibited.
TRADEMARKS:
Unless otherwise noted, the trademarks, service marks, trade dress, trade names, and logos (collectively "Trademarks") used and displayed on this System are our registered and unregistered Trademarks and the Trademarks of our licensors. Nothing on this System should be construed as granting, by implication, estoppel or otherwise, any license or right to use any Trademark displayed on the System. Our Trademarks and those of our licensors may not be used in connection with any product or service that is not ours, in any manner that is likely to cause confusion among customers or any third parties, or in any manner that disparages or discredits us. All other trademarks not owned by Code2Action, Inc. that appear on this System are the property of their respective owners, who may or may not be affiliated with, connected to, or sponsored by Code2Action, Inc..
USE OF SYSTEM AND CONTENT:
This System, upon registration (also known as "subscribing") currently provides Subscribers the non-exclusive and revocable right to access various services and functionally, such as the ability to create, view, maintain and share personal and business information through our "FreeMobicard" (which is created and delivered  through our proprietary systems such as www.code2action.com, various reference and communications tools, (newsletters, blogs etc.); and forums, shopping services, and personalized content (collectively referred to as the "Services"). Although the subscription to this system is free, several Services offered by Code2Action, Inc. are provided for an optional fee. You also understand and agree that the Service may include sponsorships or advertisements. Unless explicitly stated otherwise, any new features that augment the current Service, including the release of new services, shall be subject to these Terms of Use.

You are responsible for obtaining access to the Service and you acknowledge that access may involve third party fees (such as Mobile or Internet service provider, data packages, text packages or airtime charges). You are responsible for those fees, including those fees associated with the display or delivery of advertisements. In addition, you must provide and are responsible for all equipment necessary to access the Service.
We grant you a anexclusive license to access and make personal use of the System and the Content, subject to these Terms of Use. This license does not include any resale or commercial use of this System or its contents; any derivative use of this System or its contents; any downloading or copying of account information for the benefit of another; or any use of data mining, robots, or similar data gathering and extraction tools. Neither this System nor any portion of this System or any Content may be reproduced, duplicated, copied, sold, resold or otherwise exploited for any private, non-profit, or commercial purpose that is not expressly permitted by us in writing, except that where the System is configured to enable the download of particular Content, you may download Content to a computers or Internet enabled, cellular phones or tablet  devices for your personal, noncommercial use only, provided that you: (a) keep intact all copyright and other proprietary notices, (b) make no modifications to the Content, and (c) do not use the Content in a manner that suggests an association with any of our products, services, or brands. We reserve the right to refuse services, and/or cancel orders at our discretion if we believe that any user conduct violates applicable laws or is deemed by us to be adverse to the interests of Code2Action, Inc.
You may not frame or utilize framing techniques to enclose any trademark, logo, or other proprietary information (including images, text, page layout, or form) of Code2Action, Inc. without express written consent. You may not use any meta tags or any other "hidden text" utilizing Code2Action, Inc.'s name or trademarks without the express written consent of Code2Action, Inc.  Any unauthorized use terminates the permission or license granted by Code2Action, Inc.  Only by clicking "Accept" for this Terms of Use and our Privacy Policy are you are granted a limited, revocable, and nonexclusive right to create a hyperlink to the home page of www.freemobicard or other Internet Sites owned by Code2Action, Inc. so long as the link does not portray Code2Action, Inc. or its products or services in a false, misleading, derogatory, or otherwise offensive matter. You may not use any Code2Action, Inc. logo or other proprietary graphic or trademark as part of the link without express written permission.
In the event that we offer downloads of software or other content (such as native or non-native applications) from this System and you download such software or other content, the software or other content, including any files, images incorporated in or generated by the software or other content, and data accompanying the software (collectively the "Software") are licensed to you by us or third party licensors for your personal, non-commercial use only. We do not transfer title to the Software to you. You may not distribute or otherwise exploit the Software or decompile, reverse engineer, disassemble or otherwise reduce the Software to a human-readable form.

RESTRICTIONS
Except as expressly provided herein), You/Vendor will not transfer, resell, lease, license or otherwise make available the Code 2 Action, Inc. Services to third parties. In any event, You/Vendor will not offer the Code 2 Action, Inc. System and related services on a standalone basis. You/Vendor will not use the Code 2 Action, Inc. System and related services to access or allow access to Emergency System and related services. You/Vendor will ensure that the Code 2 Action, Inc. System and related services provided hereunder are used in accordance with all applicable laws, regulations and third party rights, as well as the terms of this Agreement, including Code 2 Action, Inc.'s Acceptable Use Policy, which is hereby incorporated into this Agreement. Specifically and without limitation, Vendor will ensure that Code 2 Action, Inc. is entitled to use the Vendor as needed to provide the Code 2 Action, Inc. System and related services and will not use the Code 2 Action, Inc. System and related services in any manner that violates any data protection statute, regulation, order or similar law. Except as allowed by applicable law, with respect to any software provided to You/Vendor hereunder, You/Vendor will not reverse engineer, decompile, disassemble or otherwise create, attempt to create or derive, or permit or assist any third party to create or derive the source code of such software.
Code 2 Action, Inc. reserves the right to reclaim any phone number from Vendors account and return that number to the relevant numbering plan if You/Vendor does not send sufficient traffic over that phone number such that the phone number is unutilized or underutilized, as defined by any local, federal, and/or national regulatory agency and/or governmental organization with oversight over the relevant phone number and numbering plan. In the event that Code 2 Action, Inc. seeks to reclaim one or more phone numbers from Customer's account, Code 2 Action, Inc. will provide at least two weeks' written notice to You/Vendor (via email) that Code 2 Action, Inc. is reclaiming one or more phone numbers, unless Code 2 Action, Inc. is otherwise prevented from doing so by the applicable regulatory agency or governmental organization

ONLINE PAYMENTS:
You can purchase products and/or services on our Site. We accept credit cards issued by U.S. banks; credit cards registered/owned outside the U.S. may be subject to a 5 day waiting period prior to completing the registration/subscription process. Other forms of payment may include certain debit cards, ACH transfers, and/or wire service or electronic funds transfer.  If a credit card account is being used for a transaction, we may obtain preapproval for an amount up to the amount of the payment. If you enroll to make recurring payments automatically, all charges and fees will be billed to the credit card you designate during the setup process. If you want to designate a different credit card or if there is a change in your credit card, you must change your information online. This may temporarily delay your ability to make online payments while we verify your new payment information.

You represent and warrant that if you are making online payments that (i) any credit card information you supply is true, correct and complete, (ii) charges incurred by you will be honored by your credit card company, (iii) you will pay the charges incurred by you in the amounts posted, including any applicable taxes, and (iv) you are the person in whose name the card was issued and you are authorized to make a purchase or other transaction with the relevant credit card and credit card information.

TYPOGRAPHICAL ERRORS AND INCORRECT PRICING:
In the event a product or service is listed at an incorrect price due to typographical error or error in pricing information received from our suppliers, we shall have the right to refuse or cancel any orders placed for product / service listed at the incorrect price. We shall have the right to refuse or cancel any such orders whether or not the order has been confirmed and your credit or debit card charged. If your credit or debit card has already been charged for the purchase and your order is canceled, we shall immediately issue a credit to your credit or debit card account in the amount of the incorrect price.
LINKING:
Links to third party systems may be provided on this System. If so, they are provided solely as a convenience to you. If you use such links, you will leave this System. We have not reviewed all such third party sites (if any) and do not control and are not responsible for any of these systems and their content. We do not endorse or make any representations about such systems or any information or materials found there, or any results that may be obtained from using them. If you access any third party systems linked from this System, you do so at your own risk.
Except as set forth above in Use of System and Content, no other hyperlinks, other than that which is created by your registration to freemobicard.com are permitted without our prior written consent. If you would like to link to this System from your system, please submit your request via email to: info@code2action.com unless you receive our express written consent, your request to link to this System shall be deemed denied. Unless otherwise permitted in writing signed by an authorized representative of Code2Action, Inc. a system that links to this System:
•            Shall not imply, either directly or indirectly, that Code2Action, Inc. or its principals are endorsing its products;
•            Shall not use any of our Trademarks or the Trademarks of our licensors;
•            Shall not contain content or material that could be construed as offensive, controversial or distasteful and should only contain content that is appropriate for all age groups;
•            Shall not disparage us or our products in any way or otherwise negatively affect or harm our reputation and goodwill;
•            Shall not present false or misleading information about us;
•            Shall not misrepresent any relationship with us;
•            Shall not replicate in any manner any content in the System; and
•            Shall not create a browser or border environment around System material.

CLAIM OF COPYRIGHT INFRINGEMENT:
We deeply respect the intellectual property rights of others. If you believe that your copyrighted property has been copied in any way that constitutes copyright infringement, or your intellectual property rights have been otherwise violated, please provide our copyright agent the information specified below. Please note that this procedure is exclusively for notifying us that your copyrighted material has been infringed. To be effective, the notification must be a written communication that includes the following:
•            A physical or electronic signature of the person authorized to act on behalf of the owner of the copyright interest;
•            A description of the copyrighted work that you claim has been infringed;
•            A description of the location where the alleged infringing material is located on the System;
•            Your physical address, telephone number, and email address;
•            A statement by you that you have a good faith belief that the disputed use is not authorized by the copyright owner, its agent or by the law; and
•            A statement by you, made under penalty of perjury, that the above information is accurate and that you are the copyright owner or authorized to act on the copyright owner's behalf.
You must deliver this notification to our designated Copyright Agent at the address indicated below.
We may give you notice that we have removed or disabled access to certain material by means of a general notice on the System, electronic mail to a user's e-mail address in our records, or by written communication sent by first-class mail to your physical address in our records. If you receive such a notice, you may provide counter-notification in writing to our copyright agent that includes the information below. To be effective, the counter-notification must be a written communication that contains the following:
•            Your physical or electronic signature;
•            Identification of the material that has been removed or to which access has been disabled, and the location at which the material appeared before it was removed or access to it was disabled;
•            A statement from you, under the penalty of perjury, that you have a good faith belief that the material was removed or disabled as a result of a mistake or misidentification of the material to be removed or disabled; and
•            Your name, physical address and telephone number, and a statement that you consent to the jurisdiction of a Federal Court for the judicial district in which your physical address is located, or if your physical address is outside of the United States, for any federal judicial district within the United States in which Code2Action, Inc. may be found, and that you will accept service of process from the person who provided notification of allegedly infringing material or an agent of such person.
Our Copyright Agent for notice of claims of copyright infringement on this System can be reached by Email at the following address:  danielsmith@patentstrademarklaw.com.  You may also contact Code2Action, Inc. by mail at: 45 Central Street, 2nd Floor, Peabody , MA 01960; as well as:
By Email: info@code2action.com
By Telephone:  (617) 206 3300
 By Fax: (978) 522-8466

SUBMISSIONS:
For purposes of these Terms of Use, the word "Submissions" means text, messages, ideas, concepts, suggestions, artwork, photographs, drawings, videos, audiovisual works, your and/or other persons' names, likenesses, voices, usernames, profiles, actions, appearances, performances and/or other biographical information or material, and/or other similar materials that you submit, post, upload, embed, display, communicate or otherwise distribute on or through this System.
By communicating a Submission to us, you represent and warrant that the Submission and your communication thereof conform to the Rules of Conduct set forth below and all other requirements of these Terms of Use, and that you own or have the necessary rights, licenses, consents and permissions, without the need for any permission from or payment to any other person or entity, to exploit, and to authorize us to exploit, such Submission in all manners contemplated by these Terms of Use; that use of the Submission does not violate these Terms of Use; will not cause injury to any person or entity; and that you will indemnify Code2Action, Inc. for all claims resulting from content you supply.
You agree that you shall not post or transmit to or from this System any Submissions that are unlawful, threatening, libelous, defamatory, obscene, scandalous, threatening, inflammatory, invasive of privacy, pornographic or profane material, any other material that could give rise to any civil or criminal liability under the law, and does not consist of or contain software viruses, political campaigning, commercial solicitation, chain letters, mass mailings, or any form of "spam."  You may not use a false e-mail address, impersonate any person or entity, or otherwise mislead as to the origin of a card or other content. Code2Action, Inc. reserves the right (but not the obligation) to remove or edit such content, but may not regularly review posted content.
ACCOUNTS:
The use of certain products or services on this System permit or require you to subscribe which means to create an account ("User Account") to participate in or to secure additional benefits. Should you choose to register/subscribe, you agree to provide, maintain and update true, accurate, current and complete information ("Registration Information") about yourself as prompted by our registration/subscription processes. You are responsible for updating and maintaining the accuracy of Registration Information. You shall not impersonate any person or entity or misrepresent your identity or affiliation with any person or entity, including using another person's username, password or other account information, or another person's name, likeness, voice, image or photograph. You also agree to promptly notify us of any unauthorized use of your username, password, other account information, or any other breach of security that you become aware of involving or relating to this System.

If you use this System, you are responsible for maintaining the secrecy and security of any personal or User Account information, including but not limited to, your User Name and password. You are also responsible for restricting access to your computer, Internet capable cellular Phone and/or tablet PC, and you agree that you are responsible and liable for all activities that occur under your account or password. Only an authorized licensed Subscriber is permitted to use the password-protected content within Code2Action, Inc. If you provide or disclose your User Name, Password, or otherwise knowingly or unknowingly allow unauthorized access into the fee-based services, the original site license holder shall be responsible for and will be billed the applicable fee for each order an unauthorized user places. Code2Action, Inc. is not responsible for any unauthorized use of your User Account. If you believe there has been unauthorized use of your User Account, you must notify Code2Action, Inc. immediately. Code2Action, Inc. reserves the right to refuse service, terminate accounts, remove or edit content, or cancel orders in their sole discretion.
If you provide any Registration Information that is untrue or inaccurate, not current, or incomplete, or if Code2Action, Inc. suspects that your Registration Information is untrue, inaccurate, or incomplete, we may, in our sole discretion, suspend, terminate, or refuse future access to any Services. We may suspend or terminate your account and your ability to use the System or any portion thereof for failure to comply with these Terms of Use or any special items related to a particular service, for infringing copyright, or for any other reason whatsoever.

SUSPENSION
We may suspend your or any End User's right to access or use any portion or all of the System and related services immediately upon notice to you if we determine:
(a) your or an End User's use of or registration for the System (i) poses a security risk to the Service Offerings or any third party, (ii) may adversely impact the System, (iii) may subject us, our affiliates, or any third party to liability, or (iv) may be fraudulent;
(b) you are, or any End User is, in breach of this Agreement, including if you are delinquent on your payment obligations for more than 15 days; or
(c) you have ceased to operate in the ordinary course, made an assignment for the benefit of creditors or similar disposition of your assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution or similar proceeding.
Effect of Suspension. If we suspend your right to access or use any portion or all of the System:
(a) you remain responsible for all fees and charges you have incurred through the date of suspension;

(b) you remain responsible for any applicable fees and charges billed, as well as applicable data storage fees and charges, and fees and charges for in-process tasks completed after the date of suspension;
(c) we will not erase any of Your content as a result of your suspension, except as specified elsewhere in this Agreement.
Our right to suspend your or any End User's right to access or use the System is in addition to our right to terminate this Agreement.
TERMINATION
The term of this Agreement will commence on the Effective Date and will remain in effect until terminated by us for any material breach of this Agreement

RULES OF CONDUCT:
The following Rules of Conduct apply to the System. By using the System, you agree that you will not upload, post, or otherwise distribute to the System any Submission that:
•            (a) is defamatory, abusive, harassing, threatening, or an invasion of a right of privacy of another person; (b) is bigoted, hateful, or racially or otherwise offensive; (c) is violent, vulgar, obscene, pornographic, or otherwise sexually explicit; or (d) otherwise harms or can reasonably be expected to harm any person or entity;
•            is illegal or encourages or advocates illegal activity or the discussion of illegal activities with the intent to commit them, including a Submission that is, or represents an attempt to engage in, child pornography, stalking, sexual assault, fraud, trafficking in obscene or stolen material, drug dealing and/or drug use, harassment, theft, or conspiracy to commit any criminal activity;
•            infringes or violates any right of a third party including: (a) copyright, patent, trademark, trade secret or other proprietary or contractual rights; (b) right of privacy (specifically, you must not distribute another person's personal information of any kind without his or her express permission) or publicity; or (c) any confidentiality obligation;
•            contains a virus or other harmful component, or otherwise tampers with, impairs or damages the System or any connected network, or otherwise interferes with any person or entity's use or enjoyment of the System; or
•            (a) does not generally pertain to the designated topic or theme of the relevant Public Forum; (b) violates any specific restrictions applicable to a Public Forum, including its age restrictions and procedures; or (c) is antisocial, disruptive, or destructive, including "flaming", "spamming", "flooding", "trolling", and "griefing", as those terms are commonly understood and used on the Internet.
We cannot and do not assure that other users are or will be complying with the foregoing Rules of Conduct or any other provisions of these Terms of Use, and, as between you and us, you hereby assume all risk of harm or injury resulting from any such lack of compliance.

REMOVAL OF SUBMISSIONS:
We reserve the right, but disclaim any obligation or responsibility, to: (a) refuse to post or communicate or remove any Submission from the System that violates these Terms of Use; and (b) identify any user to third parties, and/or disclose to third parties any Submission or personally identifiable information when we believe in good faith that such identification or disclosure will either (i) facilitate compliance with laws, including, for example, compliance with a court order or subpoena, or (ii) help to enforce these Terms of Use and/or protect the safety or security of any person or property, including the System. Moreover, we retain all rights to remove Submissions at any time for any reason or no reason whatsoever.
If this System is viewed internationally, you are responsible for compliance with applicable local laws.
PRIVACY
Code2Action, Inc. respects your privacy and the privacy of other visitors to the System. To learn about our privacy practices and policies, please see our Privacy Policy located at the following web address:  www.code2action.com/privacy.

CHILDREN:
Code2Action, Inc. is committed to the safety of all children. Persons under the age of 18 may not register as a System Subscriber. Code2Action, Inc. does not sell products or services for use or purchase by children. If you are under 18, you may use the systems only with the express permission and involvement of a parent or guardian. Code2Action, Inc. does not solicit or knowingly collect personally identifiable information from children under the age of 13. If Code2Action, Inc. obtains actual knowledge that it has collected personally identifiable information from a child under the age of 13, Code2Action, Inc. will promptly delete such information from its database. Because Code2Action, Inc. does not collect personally identifiable information from children under the age of 13 Code2Action, Inc. has no such information to use or disclose to third parties.
ELECTRONIC COMMUNICATIONS:
When you visit Code2Action, Inc. Internet Sites or send e-mails to us, you are communicating with us electronically. You consent to receive communications from us electronically. We will communicate with you by SMS, e-mail or by posting notices on this System. You agree that all agreements, notices, disclosures and other communications that we provide to you electronically satisfy any legal requirement that such communications be in writing.

AMENDMENT
We may amend this Agreement from time to time, in which case the new Agreement will supersede prior versions.

TAXES
All fees and charges payable by you are exclusive of applicable taxes and duties, including VAT and applicable sales tax. You will provide us any information we reasonably request to determine whether we are obligated to collect tax from you, including your VAT or TAX identification number. If you are legally entitled to an exemption from any sales, use, or similar transaction tax, you are responsible for providing us with legally-sufficient tax exemption certificates for each taxing jurisdiction. We will apply the tax exemption certificates to charges under your account occurring after the date we receive the tax exemption certificates

DISCLAIMER OF WARRANTIES
THIS SYSTEM, THE OPERATION OF THIS SYSTEM, SOFTWARE, AND ALL INFORMATION, MATERIALS, PRODUCTS, SERVICES, AND CONTENT INCLUDED IN OR AVAILABLE THROUGH THIS SYSTEM (THE "CONTENT") IS PROVIDED "AS IS" AND "AS AVAILABLE" AND WITHOUT WARRANTIES OF ANY KIND. TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW, WE DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AVAILABILITY, SECURITY, COMPATIBILITY, AND NO INFRINGEMENT. WE DO NOT WARRANT THAT THE CONTENT IS ACCURATE, ERROR-FREE, RELIABLE OR CORRECT, THAT THIS SYSTEM WILL BE AVAILABLE AT ANY PARTICULAR TIME OR LOCATION, THAT ANY DEFECTS OR ERRORS WILL BE CORRECTED, OR THAT THE SYSTEM OR THE SERVERS THAT MAKE SUCH CONTENT AVAILABLE ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. THIS SYSTEM MAY INCLUDE TECHNICAL INACCURACIES OR TYPOGRAPHICAL ERRORS. YOU EXPRESSLY AGREE THAT YOUR USE OF THIS SYSTEM IS AT YOUR SOLE RISK.
YOU ASSUME THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION. WE DO NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF ANY CONTENT. YOU HEREBY IRREVOCABLY WAIVE ANY CLAIM AGAINST US WITH RESPECT TO CONTENT AND ANY CONTENT YOU PROVIDE TO THIRD PARTY SYSTEMS (INCLUDING CREDIT CARD AND OTHER PERSONAL INFORMATION). WE MAY IMPROVE OR CHANGE THE PRODUCTS AND SERVICES DESCRIBED IN THIS SYSTEM AT ANY TIME WITHOUT NOTICE. WE ASSUME NO RESPONSIBILITY FOR AND DISCLAIM ALL LIABILITY FOR ANY ERRORS OR OMISSIONS IN THIS SYSTEM OR IN OTHER DOCUMENTS WHICH ARE REFERRED TO WITHIN OR LINKED TO THIS SYSTEM. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

LIMITATION OF LIABILITIES:
THE PROVISIONS OF THIS SECTION ALLOCATE THE RISKS UNDER THIS AGREEMENT BETWEEN THE PARTIES, AND THE PARTIES HAVE RELIED ON THE LIMITATIONS SET FORTH HEREIN IN DETERMINING WHETHER TO ENTER INTO THIS AGREEMENT.
UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, WILL WE BE LIABLE TO YOU THE CUSTOMER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY CHARACTER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, LOST PROFITS, LOST SALES OR BUSINESS, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOST DATA, OR FOR ANY AND ALL OTHER DAMAGES OR LOSSES, EVEN IF WE HAVE BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, WILL WE BE LIABLE TO YOU THE CUSTOMER FOR ANY DIRECT DAMAGES, COSTS, OR LIABILITIES IN EXCESS OF THE AMOUNTS PAID BY CUSTOMER DURING THE TWELVE MONTHS PRECEDING THE INCIDENT OR CLAIM.
UNDER NO CIRCUMSTANCES, INCLUDING CONTRACT, TORT, OR SOME OTHER LEGAL BASIS, SHALL WE, OUR LICENSORS OR LICENSEES, OR ANY OF THE FOREGOING ENTITIES' RESPECTIVE RESELLERS, DISTRIBUTORS, SERVICE PROVIDERS OR SUPPLIERS, BE LIABLE TO YOU THE CUSTOMER OR ANY OTHER PERSON OR ENTITY FOR ANY DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, PERSONAL INJURY (INCLUDING DEATH) AND PROPERTY DAMAGE OF ANY NATURE WHATSOEVER, THAT RESULT FROM (A) THE USE OF, OR THE INABILITY TO USE, THIS SYSTEM OR CONTENT, OR (B) THE CONDUCT OR ACTIONS, WHETHER ONLINE OR OFFLINE, OF ANY OTHER USER OF THE SYSTEM OR ANY OTHER PERSON OR ENTITY, EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL OUR TOTAL LIABILITY TO YOU FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EXCEED THE AMOUNT PAID BY YOU, IF ANY, FOR THE PARTICULAR SERVICE OR SYSTEM CAUSING SUCH LIABILITY. MOREOVER, UNDER NO CIRCUMSTANCES SHALL WE, OUR LICENSORS OR LICENSEES, OR ANY OF THE FOREGOING ENTITIES' RESPECTIVE RESELLERS, DISTRIBUTORS, SERVICE PROVIDERS OR SUPPLIERS, BE HELD LIABLE FOR ANY DELAY OR FAILURE IN PERFORMANCE RESULTING DIRECTLY OR INDIRECTLY FROM AN ACT OF FORCE MAJEURE OR CAUSES BEYOND OUR OR THEIR REASONABLE CONTROL.

WE MAY TERMINATE YOUR FURTHER ACCESS TO THE SYSTEM OR CHANGE THE SYSTEM OR DELETE CONTENT OR FEATURES IN ANY WAY, AT ANY TIME AND FOR ANY REASON OR NO REASON.
THE LIMITATIONS, EXCLUSIONS AND DISCLAIMERS IN THIS SECTION AND ELSEWHERE IN THESE TERMS OF USE APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

GOVERNING LAW, JURISDICTION AND VENUE:
The laws of the State of Massachusetts govern these Terms of Use, without giving effect to any principles of conflicts of laws, and as detailed further in the next section, any dispute or claim arising hereunder shall be submitted to binding arbitration in Suffolk or Essex County, Massachusetts, and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and the parties expressly waive any right they may otherwise have to cause any such action or proceeding to first be brought or tried in any court or other forum.
ARBITRATION/ADR
This Agreement will be construed in accordance with and governed by the laws of the State of Massachusetts, without regard to principles of conflicts of law.  Any disputes arising out of this Agreement shall conform to the dispute resolution process described herein.  Any dispute as to the enforcement of the arbitration/ADR provisions hereunder shall be brought in Essex County Superior Court within the Commonwealth of Massachusetts, or the Federal District Court located in Boston, Massachusetts.  The parties further agree not to disturb such choice of forum, and if not resident in such state, waive the personal service of any and all process upon them, and consent that such service of process may be made by certified or registered mail, return receipt requested, addressed to the parties as set forth herein.

In the first instance, any dispute or claim arising hereunder shall be submitted to binding arbitration in Suffolk or Essex County, Massachusetts, and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and the parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The parties hereunder further agree that: (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statutes of limitations; (ii) the appointed arbitrator must be practicing lawyer or former/retired judge in good standing at law with at least ten (10) years of relevant experience in the substantive area of this Agreement; (iii) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

In any action, arbitration, or other proceeding by which one party either seeks to enforce its rights under the Agreement, or seeks a declaration of any rights or obligations under the Agreement, the prevailing party will be entitled to reasonable attorney's fees and reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment. In addition, if Vendor or Vendor's account is referred to an attorney or collection agency for collection, Vendor will pay for all collection fees, costs and expenses incurred by Code2Action, Inc., including attorneys' fees and fees of collection agencies

GENERAL PROVISIONS:
We make no representations that the Content on the System is appropriate or available for use in any particular location. Those who choose to access the System do so at their own initiative and are responsible for compliance with all applicable laws including any applicable local laws.
If any provision of these Terms of Use shall be unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from these Terms of Use and shall not affect the validity and enforceability of any remaining provisions, and, this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.
No waiver of any provision of these Terms of Use by us shall be deemed a further or continuing waiver of such provision or any other provision, and our failure to assert any right or provision under these Terms of Use shall not constitute a waiver of such right or provision.
Supply of goods, services, and software through the System is subject to United States export control and economic sanctions requirements. By acquiring any such items through the System, you represent and warrant that your acquisition comports with and your use of the item will comport with those requirements. Without limiting the foregoing, you may not acquire goods, services or software through the System if: (a) you are in, under the control of, or a national or resident of Cuba, Iran, North Korea, Sudan or Syria or if you are on the U.S. Treasury Department's Specially Designated Nationals List or the U.S. Commerce Department's Denied Persons List, Unverified List or Entity List, or (b) you intend to supply the acquired goods, services or software to Cuba, Iran, North Korea, Sudan or Syria (or a national or resident of one of these countries) or to a person on the Specially Designated Nationals List, Denied Persons List, Unverified List or Entity List.

MISCELLANEOUS
Force Majure.  We shall not be liable for any delays or failure in performance resulting directly or indirectly from any cause or circumstances beyond its reasonable control, including but not limited to acts of God, extreme and severe weather and/or natural disaster, war or warlike conditions, terrorism, riot, embargoes, acts of civil or military authority, fire, flood, accidents, strikes or labor shortages, sabotage, Internet failure, transportation facilities shortages, fuel or materials or for failures of equipment, telecommunications facilities or third party software programs.

Entire Agreement. This Agreement and related exhibits and attachments represent the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings. There are no representations, warranties, promises, covenants or undertakings, except as described herein.

No Third Party Beneficiaries. This Agreement does not create any third party beneficiary rights in any individual or entity that is not a party to this Agreement.

CONTACTING US:
You may contact us regarding these Terms of Use or the System by any of the following methods:
By Mail:
 Code2Action, Inc.
45 Central St. 2nd fl.,Peabody, MA 01960
By Email: info@code2action.com
By Telephone:  (617) 206 3300
 By Fax: (978) 522-8466
EFFECTIVE DATE:
These Terms of Use are effective as of May 29, 2015, and shall remain in effect until modified and/or updated as provided herein.

C2A MASTER RESELLER/VENDOR LICENSE AGREEMENT- Schedule B

Co-Branded Reseller Licensing:
●Fully functioning replicated co- branded website for Peer to Peer Network with no initial license participation setup fee.
●$99 monthly Licensing/Hosting/Maintenance fee per website.
●Additional user access  $19.99 monthly fee per user with option for multiple users per website

●Promotional code packages includes three (3) promotion codes that offer standard C2A Mobicard®pricing with the promotional package free and then 33.33% commission on any additional codes generated based upon $29 initial fee for each with approval of C2A on the offer attached to the code:

●Promotional Code 1 - full retail @7.99 per month

●Promotional Code 2  -20% off retail of $7.99

●Promotional Code 3  -free 14 day trial of promotional package including all standard features

●Customized co-branded reseller marketing material packages provided by C2A include video, electronic, tri-fold, printed informational material and graphics-$399 one time marketing fee

●25% commission paid out for reseller direct sales based on Mobicard®retail (end user) pricing

All payments for C2A commissions paid monthly on 1st business day of the subsequent month

C2A MASTER RESELLER/VENDOR LICENSE AGREEMENT- Schedule B

Enterprise Reseller retail pricing (end user):

●33.33% commission paid on any reseller subcontract third party agent sales based on Mobicard®retail pricing below:

●One card/Single Account Package: @ $7.99 /monthly with no initial set up fee

●Business Directory Package: $999 initial set up fee & $19.99/monthly fee per branch

-All business packages include one custom directory for one branch location, optional pre populated template including company brand and contact information and one administrative access code

Monthly card volume discounts not applicable to directory fee

All volume discounts are based on total cards within that organization and 30 day billing cycle

●12 cards /month @ $90.00 /month additional cards @ 7.49/mo ea

●25 cards /month @ $175.00/month additional cards @ 6.99/mo ea

●50 cards /month @$325/month additional cards @ 6.49/mo ea

●100 cards /month @ $600/month additional cards @ 5.99/mo ea

●200 cards /month @ $1250/month additional cards @ 4.99/mo ea

*National corporate accounts exceeding 200 cards are priced on per account basis*

Exhibit A – Supplemental Information for Exclusive License
of Code2Action Platform to Peer to Peer Network (PTOP)

Effective May 29, 2015, Code2Action is selling PTP (PTOP – OTC) an exclusive license to all of its tangible and intangible assets, including intellectual property such as patents and patents pending, software code, and foundational business plan.  Terms and conditions of the license follow:

$500,000.00 consideration to be issued to Code2Action in the form of a debenture, convertible into 75% of PTP's diluted equity capitalization by year-end 2015, following closing of PTP's license deal and strategic expansion agreement with Code2Action, and 90% of PTP's fully diluted equity capitalization upon the phase 2 closing of merging in C2A's IP thereafter.  This debenture will be issued no later than May 29, 2015. If minimum funding of $600,000 is not achieved by YE15, the license shall reduce to non-exclusive to PTP and $250,000 of the debenture shall be cancelled.

The license shall be exclusive to PTP, with exceptions of existing licenses granted by Code2Action to various licensed re-sellers prior to 5/29/2015.

Code2action Inc. will reserve the right to merge into PTOP at anytime in 2015 regardless of future financing. If minimum funding of $600,000 is not achieved by YE15, the license shall reduce to non-exclusive to PTP; however 50% of the initial consideration of $500,000 Note for C2A shall be returned to PTP.

PTP will pay C2A a minimum of $10,000.00 cash per month, and will retain a 33.33%  revenue share for all sales generated by PTP for the Code2Action product line.

Appointment of Christopher Esposito and Scott Milbury as officers and directors of PTP.

Resignation of Marc Lasky and Michael Lasky as officers and directors of PTP.

Payment to Marc and Michael Lasky of 25% of their accrued salaries in cash totaling $31,250 to be paid on a monthly basis over the pursuing 6 months. The Lasky's had effectuated an issuance of common stock on 5/14/15 for the remaining 75% accrued salaries of $94,275 for 78,562,000 common shares at current market price of $.0012 on 5/14/15.

Marc Lasky will remain a consultant for a 2 month period through July 31, 2015 to assist with transition at a monthly rate of $3,000 per month that may be extended at the sole discretion of the Company.

Source Capital Group, Inc. "SCG" shall be granted 1.25% post closing equity stake in PTP for financial advisor fees detailed in the 5/13/15 engagement agreement between Code2action Inc. and SCG.

Code2action, Inc.

______________________
Christopher Esposito, CEO

_____________________                                                                                                                              Peer to Peer Network
Scott Milbury, President
____________________
Marc Lasky, CEO/Director